UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 26, 2012

LIMELIGHT NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

222 South Mill Avenue, 8th Floor

Tempe, AZ 85281

(Address, including zip code, of principal executive offices)

(602) 850-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 26, 2012, Limelight Networks, Inc. (the “Company” or “Limelight”) announced the appointment of Robert Lento, 51, as the Company’s interim chief executive officer, effective immediately. As previously reported, Jeff Lunsford, will continue in his role as chairman of the Company’s board of directors and assist with the transition.

Mr. Lento brings over thirty years of industry knowledge and leadership experience to Limelight Networks. Prior to joining Limelight, Lento spent 14 years at Convergys (NYSE: CVG), a $2B leader in customer management services with over 75,000 employees worldwide, serving a decade as the senior sales executive. During the last four years, as president of the company’s information management division, he led a turnaround creating a highly profitable and growing business, which NEC acquired in May 2012. Earlier, Mr. Lento served as president of LAN systems for Donnelly Enterprise Solutions, where he grew both top line revenue and profitability. Previously he served in executive roles at Entex Information Services, Decision Resources, and Future Information Systems. Mr. Lento holds a BS in Management from the State University of New York.

The Company entered into an employment agreement with Mr. Lento (the “Agreement”). The Agreement provides that Mr. Lento will commence performance of duties as the Company’s interim chief executive officer on November 26, 2012. Mr. Lento will receive a monthly salary of $60,000 for six (6) months commencing on the Effective Date, as such term is defined in the Agreement (the “Employment Term”). The Company will also reimburse certain expenses for reasonable travel (including business or first class airfare), entertainment and other business expenses, including professional association fees, and actual, reasonable attorneys’ fees and costs incurred by him in connection with the review and negotiation of the Agreement, not to exceed $5,000 dollars.

The Company has issued 75,000 Restricted Stock Units (the “RSUs”) and 250,000 stock options (the “Stock Options”) (collectively, the “Equity Awards”) to Mr. Lento, pursuant to the Company’s 2007 Equity Award Incentive Plan (the “Plan”). The Equity Awards will vest on the six (6) month anniversary of the Effective Date, provided Mr. Lento continues to be a Service Provider through that vesting date.

In the event that the Company consummates a change of control transaction and Mr. Lento’s employment is terminated in connection with the Change of Control (or at any time during the Employment Term following a Change of Control), then 100% of Mr. Lento’s then outstanding unvested Equity Awards will vest immediately. If the Company selects a permanent CEO to replace Mr. Lento and Mr. Lento’s employment is terminated in connection with that selection, then 100% of Mr. Lento’s then outstanding unvested Equity Awards will vest immediately. If the Company terminates Mr. Lento’s employment without Cause, if Mr. Lento voluntarily resigns for Good Reason, or if Mr. Lento dies prior to the expiration of the Employment Term other than in connection with selection of a permanent CEO, then a portion of Mr. Lento’s then outstanding unvested Equity Awards will vest immediately that portion being the greater of (i) fifty percent (50%) of the unvested Equity Awards, or (ii) the then outstanding unvested Equity Awards multiplied by a fraction the numerator of which is the actual number of calendar days of service completed (which shall include Saturdays, Sundays and holidays) between the Effective Date and the date of termination of Mr. Lento’s employment and the denominator of which is 180. Additionally, if Mr. Lento’s employment is terminated by the Company without Cause or by Mr. Lento for Good Reason prior to expiration of the Employment Term, then Mr. Lento will receive (i) continued payment of his Base Salary (subject to applicable tax withholdings) for the remainder of the Employment Term, such amounts to be paid in accordance with the Company’s normal payroll policies; and (ii) reimbursement for premiums paid for continued health benefits for Mr. Lento (and any eligible dependents) under the Company’s health plans until the earlier of (A) expiration of the Employment Term, payable when such premiums are due (provided Mr. Lento validly elects to continue coverage under COBRA), or (B) the date upon which Mr. Lento and his eligible dependents become covered under similar plans.

Mr. Lento will be entitled to exercise any vested Stock Options until the first to occur of: (i) the date that is two years following the later of the (A) date upon which such Stock Options vested or (B) the date upon which Mr. Lento ceases to be a Service Provider (as defined in the Plan), (ii) the applicable scheduled expiration date of such award (in the absence of any termination of employment) as set forth in the award agreement, or (iii) the ten (10)

year anniversary of the award’s original date of grant. For purposes of clarity, the term “expiration date” shall be the scheduled expiration of the option agreement and not the period that Mr. Lento shall be entitled to exercise such option.

The Company’s board of directors will complete its previously disclosed search process. Mr. Lento assumes his new responsibilities today.

Additionally, the Company also announced that David Hatfield, executive vice president, global sales and consulting, will leave the Company at the end of the year to pursue personal interests. The global sales and consulting organization will report directly to Mr. Lento pending selection of a successor to Mr. Hatfield.

On November 26, 2012, the Company issued a press release regarding these leadership transitions. The press release is filed with this report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of Limelight Networks, Inc. dated November 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.
Date: November 26, 2012
	By:	/s/ Philip C. Maynard
Philip C. Maynard
Senior Vice President, Chief Legal Officer & Secretary